================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: Not applicable.
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
        ------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

CONTACT
Lawrence E. Dennedy
MacKenzie Partners, Inc.
212-929-5500

                NBO RESPONDS: QUESTIONS QUALITY DINING DELAY IN
                 REVIEWING OFFER; HIGHLY CONFIDENT OF FINANCING
--------------------------------------------------------------------------------

         - OFFERS TO WITHDRAW SOLICITATION IF BOARD COMMITS TO AUCTION -

Southfield, MI, February 24, 2000 - NBO, LLC, a 9.6% stockholder of Quality Dining, Inc. (NASDAQ: QDIN), which has undertaken a proxy contest to unseat two members of the Quality Dining Board of Directors responded to a request by the Company to withdraw its solicitation.

NBO responded to Quality Dining in a letter dated February 24, 2000, indicating that it was prepared to withdraw its solicitation if the Board would unconditionally commit to sell the Company to the highest bidder at $5.00 or more per share. NBO also called for Quality Dining's Board of Directors to give NBO's $5.00 per share cash merger proposal immediate consideration. John C. Firth, Quality Dining's Executive Vice President and General Counsel wrote in a letter to NBO, dated February 23, 2000, that the Board has determined not to consider NBO's offer until after the company's annual meeting of shareholders on March 7.

NBO's letter to John C. Firth is attached.

                                       ###

                                   ATTACHMENT
                                   ----------

                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116

                                February 24, 2000

BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------
John C. Firth, Esq.
Executive Vice President and General Counsel
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Dear Mr. Firth:

           Thank you for your letter of February 23, 2000 indicating the determination of the Board of Directors to evaluate, at an unspecified date after March 7, 2000, the fairness of our offer to acquire all of the outstanding shares of Quality Dining, Inc. Common Stock in a cash merger at a price of $5.00 per share (the "Acquisition"). We have made a serious proposal and do not understand why the Board does not consider it now; we would expect that the Board, in fulfilling its fiduciary duties to the shareholders, would give immediate consideration to our offer.

           As we indicated in our letter of February 22, 2000, we would be happy to discuss our plans for financing our cash merger offer. To reiterate our position, we are highly confident we can obtain all necessary financing. In this regard, please be advised that the net worth of NBO's affiliates substantially exceeds the funds necessary to consummate the Acquisition. Although we would expect to finance the Acquisition in a traditional manner, you should hardly have concerns about our financial wherewithal.

           With respect to your request that NBO withdraw its solicitation of proxies in favor of the NBO Nominees, we would be prepared to withdraw our solicitation if the Board were to commit unconditionally to a sale of the Company to the highest bidder in an auction provided that the price is at $5.00 or more per share. We look forward to your response.

                                                    Very truly yours,

                                                /s/ David W. Schostak

                                                    David W. Schostak

cc:        Daniel B. Fitzpatrick
           Philip J. Faccenda
           Arthur J. Decio
           James K. Fitzpatrick
           Ezra H. Friedlander
           Steven M. Lewis
           Christopher J. Murphy III
           Bruce M. Jacobson